EXHIBIT 11

                                   CNS, INC.
           COMPUTATION OF NET INCOME (LOSS) PER SHARE OF COMMON STOCK
                                  (unaudited)


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
                                                   THREE MONTHS ENDED                SIX MONTHS ENDED
                                                        JUNE 30,                          JUNE 30,
                                                  1995             1994            1995            1994
Income (loss) from continuing
operations before income taxes                $  7,697,959    $   (474,045)   $  9,951,125    $   (907,987)

Income tax provision                               910,000               0         910,000               0

Income (loss) from continuing operations         6,787,959        (474,045)      9,041,125        (907,987)

Income (loss) from operations of
discontinued sleep division (less
applicable income tax benefit of
$259,000 and $0 at June 30, 1995 and
1994, respectively).                                (9,497)         41,168        (459,901)          7,068

Gain on disposal of sleep division (less
applicable income taxes of $690,000 and $0
at June 30, 1995 and 1994 respectively).         1,225,890               0       1,225,890               0

Income from discontinued operations              1,216,393          41,168         765,989           7,068


Net income (loss)                             $  8,004,352    $   (432,877)   $  9,807,114    $   (900,919)


Income (loss) per common and
common equivalent share
  From continuing operations before
  income tax                                           .42            (.03)            .54            (.06)
  From income tax on continuing operations            (.05)              0            (.04)              0

  From continuing operations                           .37            (.03)            .50            (.06)

  From discontinued operations (sleep div.)              0               0            (.03)              0
  From gain on disposal of sleep division              .06               0             .07               0

  From discontinued operations, net                    .06               0             .04               0

Net income (loss) per common and
common equivalent share                       $        .43    $       (.03)   $        .54    $       (.06)

Weighted average number of
common and common equivalent
shares outstanding                              18,443,734      16,099,258      18,312,233      14,651,180

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